As filed with the Securities and Exchange Commission on March 17, 2000

                                PRELIMINARY COPY

  CONFIDENTIAL PURSUANT TO RULE 14a-6(e)(2), FOR THE USE OF THE COMMISSION ONLY

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                 ---------------

Filed by the Registrant |X| Filed by a Party other than the Registrant
|_|     Check the appropriate box:
|X|     Preliminary Proxy Statement
|_|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|X| Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2)

                                 ---------------
                            eLEC COMMUNICATIONS CORP.
                (Name of Registrant as Specified in Its Charter)
                     (Name of Person Filing Proxy Statement)
                                 ---------------

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

|_|      Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid: $
         (2)   Form, Schedule or Registration Statement No.:
         (3)   Filing Party:
         (4)   Date Filed:

                            eLEC COMMUNICATIONS CORP.
                               509 Westport Avenue
                           Norwalk, Connecticut 06851



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                   April 5, 2000

To the Shareholders of eLEC Communications Corp.:

               Notice is hereby given that the Annual Meeting of Shareholders of eLEC Communications Corp., a New York corporation (the "Company"), will be held at the offices of the Company's subsidiary, Essex Communications, Inc., at 48 South Service Road, Third Floor, Melville, New York 11747 on Wednesday, May 24, 2000 at 10:00 A.M., local time, for the following purposes:

         1. To elect four (4) directors to the Board of Directors for the ensuing year;

         2. To approve and adopt a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock that may be issued thereunder from 2,400,000 shares to 3,400,000 shares;

         3. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares; and

         4. To consider and act upon such other business as may properly come before the meeting.

               Only shareholders of record at the close of business on March 27, 2000 will be entitled to vote at the Annual Meeting.

               Whether or not you expect to attend the Annual Meeting, please mark, sign and promptly return the enclosed proxy in the postpaid envelope provided. If you receive more than one proxy because your shares are registered in different names or addresses, each such proxy should be signed and returned so that all your shares will be represented at the meeting.


                                                           Sincerely,

                                                           Joel Dupre
                                                           Chairman of the Board
                            eLEC COMMUNICATIONS CORP.
                               509 Westport Avenue
                           Norwalk, Connecticut 06851


                                 PROXY STATEMENT


               This Proxy Statement is furnished to shareholders of eLEC Communications Corp., a New York corporation (the "Company"), in connection with the solicitation, by order of the Board of Directors of the Company, of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2000, at 10:00 A.M., New York City time, at the offices of the Company's subsidiary, Essex Communications, Inc., at 48 South Service Road, Third Floor, Melville, New York 11747 and at any adjournment or adjournments thereof (the "Annual Meeting"). The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the enclosed proxy card were first mailed to shareholders of the Company on or about April 5, 2000, accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999, and the Company incorporates the contents of such report herein by reference thereto.

               At the Annual Meeting, the following matters will be considered and voted upon:

     1. Election of four (4) directors to the Board of Directors for the ensuing year;

     2. Approval and adoption of a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock that may be issued thereunder from 2,400,000 shares to 3,400,000 shares;

     3. An amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares; and

     4.  Such other business as may properly come before the meeting.

Voting and Revocation of Proxies; Adjournment

               All of the voting securities of the Company represented by valid proxies, unless the shareholder otherwise specifies therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the other proposals set forth herein, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting. The Board of Directors does not know of any matters to be considered at the Annual Meeting other than the election of directors and the other proposals set forth above.

               If a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly. Any shareholder has the power to revoke such shareholder's proxy at any time before it is voted. A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

               A plurality of the votes cast at the Annual Meeting by the shareholders entitled to vote in the election is required to elect the director nominees, the approval of the holders of a majority of all outstanding shares of Common Stock entitled to vote is required to approve the proposed increase in the authorized capital stock of the Company, the approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the proposed amendment to the Company's 1995 Stock Option Plan to increase the number of shares of Common Stock that may be issued thereunder and a majority of the votes cast by the shareholders entitled to vote at the meeting is required to take any other action. In the event that sufficient votes in favor of any of the matters to come before the meeting are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of any such proposed adjournment or adjournments.

Solicitation

               The solicitation of proxies pursuant to this Proxy Statement will be primarily by mail. In addition, certain directors, officers or other employees of the Company may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements may be made with banks, brokerage firms and others to forward solicitation material to the beneficial owners of shares held by them of record. No additional compensation will be paid to directors, officers or other employees of the Company for such services. The total cost of any such solicitation will be borne by the Company and will include reimbursement of brokerage firms and other nominees.

Quorum and Voting Rights

               The Board of Directors of the Company has fixed Monday, March 27,
2000 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding voting securities entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Common Stock Owned by Directors, Officers and Other Beneficial Owners

               The following table sets forth, as of March 15, 2000, the names, addresses and number of shares of Common Stock beneficially owned by all persons known to the management of the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, and the names and number of shares beneficially owned by all directors of the Company and all executive officers and directors of the Company as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned):

                                                        Shares Beneficially      Percent of Outstanding
 Name and Address                                             Owned                  Common Stock
 ----------------                                             -----                  ------------
Joel Dupre....................................            1,084,668(1)                    8.4%
c/o eLEC Communications Corp.
509 Westport Avenue
Norwalk, Connecticut 06851

Paul H. Riss..................................              184,500(2)                     1.4

Anthony Scalice...............................              107,500(3)                       *

Eric M. Hellige...............................               65,500(4)                       *

All directors and executive officers of the
  Company as a group (four individuals).......            1,442,168                       10.8

------------------

*       Less than 1%.

(1) Includes 310,000 shares of Common Stock subject to options which are presently exercisable.

(2) Includes 179,500 shares of Common Stock subject to options that are presently exercisable.

(3) Includes 50,000 shares of Common Stock subject to warrants that are presently exercisable.

(4) Includes 32,500 shares of Common Stock subject to options and warrants that are presently exercisable. Does not include 35,000 shares of Common Stock subject to options that are presently exercisable held by Pryor Cashman Sherman & Flynn LLP, of which Mr. Hellige is a member, as to which shares Mr. Hellige disclaims beneficial ownership.


                              ELECTION OF DIRECTORS
                                 (Proxy Item 1)

               The Amended and Restated Bylaws of the Company provide that the number of directors of the Company shall be at least three, except that where all the shares are owned beneficially and of record by fewer than three shareholders, the number of directors may be less than three but not less than the number of shareholders. Subject to the foregoing limitation, such number may be fixed from time to time by action of the Board of Directors or of the shareholders, or, if the number of directors is not so fixed, the number shall be five. In April 1998, the Board of Directors fixed the number of directors at six. With the resignation of one director of the Company in connection with the recent sale by the Company of substantially all of the assets of its luggage division and the retirement of Barrie Sommerfield from the Board in November 1999, there are two vacancies on the Board of Directors. The Board has commenced a search for qualified individuals to fill the existing vacancies on the Board. In accordance with the By-Laws of the Company, the remaining vacancies will be filled by the affirmative vote of a majority of the remaining directors who shall serve until their respective successors are duly elected at next year's annual meeting. The term of office of the directors is one year, expiring on the date of the next annual meeting, or when their respective successors shall have been elected and shall qualify, or upon their prior death, resignation or removal.

               Except where the authority to do so has been withheld, it is intended that the persons named in the enclosed proxy will vote for the election of the nominees to the Board of Directors listed below to serve until the date of the next annual meeting and until their successors are duly elected and qualified. Although the directors of the Company have no reason to believe that the nominees will be unable or decline to serve, in the event that such a contingency should arise, the accompanying proxy will be voted for a substitute (or substitutes) designated by the Board of Directors.

               The following table sets forth certain information regarding the director nominees:

                                     Principal Occupation for Past Five Years and
Name                   Age           Current Public Directorships or Trusteeships
----                   ---           --------------------------------------------
Joel Dupre             46            Director since 1990; Chairman of the Board
                                     since March 1995; President of the Sirco
                                     Division of Interbrand L.L.C., a manufacturer
                                     and distributor of apparel accessories and
                                     luggage, from August 1999 to March 2000;
                                     Chief Executive Officer of the Company from
                                     March 1995 to August 1999.


Eric M. Hellige        45            Director since 1995 and Secretary of the
                                     Company; Partner for more than five years of
                                     Pryor Cashman Sherman & Flynn LLP, counsel to
                                     the Company.


                                     Principal Occupation for Past Five Years and
Name                   Age           Current Public Directorships or Trusteeships
----                   ---           --------------------------------------------
Paul H. Riss           44            Director since 1995, Chief Executive Officer
                                     of the Company since August 1999 and Chief
                                     Financial Officer and Treasurer of the
                                     Company since November 1996; Chief Financial
                                     Officer of Sequins International Inc., a
                                     manufacturer of sequined fabrics and
                                     trimmings, from June 1992 to November 1996.


Anthony Scalice        61            Director since 1998; President of Crescent,
                                     Inc., a private payphone sales and servicing
                                     company ("Crescent"), since September 1999;
                                     Vice President of the Company, and President
                                     and Chief Executive Officer of Essex
                                     Communications, Inc., a wholly-owned
                                     subsidiary of the Company, from February 1998
                                     to September 1999; President of Pinnacle
                                     Telephone Consultants, Inc., a
                                     telecommunications consulting firm
                                     specializing in the private payphone
                                     industry, from June 1997 to February 1998;
                                     President of Crescent from May 1995 to May
                                     1997; Owner and President of Pinnacle
                                     Telecommunications Consultants, Inc., a
                                     telecommunications consulting firm
                                     specializing in the private payphone industry
                                     from July 1991 to May 1995.

Compliance with Section 16(a) of the Exchange Act

               Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities ("10%
Stockholders"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and 10% Stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

               To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 1999, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except for the late filing of an Annual Statement of Beneficial Ownership of Securities on Form 5 by Paul H. Riss, the Chief Executive Officer, Chief Financial Officer and Treasurer of the Company.

Board Meetings and Committees; Management Matters

               The Board of Directors held ten meetings during the fiscal year ended November 30, 1999. Each director attended at least 75% of the Board and Committee meetings of which he was a member during such time as he served as a director. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of New York. No fees are paid to directors for attendance at meetings of the Board.

               The Board of Directors has a Stock Option Committee, which met one time during the fiscal year ended November 30, 1999 and currently consists of Eric M. Hellige and Joel Dupre. The Stock Option Committee has exclusive authority to grant options to the Company's executive officers under the 1995 Stock Option Plan. In October 1997, the Board of Directors established an Audit Committee, which met one time during the fiscal year ended November 30, 1999. The Audit Committee currently consists of Eric M. Hellige, Paul H. Riss and Joel Dupre. The Board of Directors does not have standing nominating or compensation committees or, except in the case of the grant of stock options by the Stock Option Committee, any committee performing similar functions.

               The Directors recommend a vote FOR the election of each of the director nominees.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

               The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Mr. Paul Riss, the Chief Executive Officer of the Company, and to Mr. Joel Dupre, the Chairman of the Board and former Chief Executive Officer of the Company (collectively referred to as the "Named Executives"). No other executive officer of the Company received more than $100,000 in compensation during fiscal 1999.

                                                   Summary Compensation Table

                                                                                                           Long-Term
                                              Annual Compensation                                     Compensation Awards
                                           ------------------------                             -------------------------------
                                                                                                                    All Other
Name and                        Fiscal                                                                            Other Annual
Principal Position               Year      Salary($)       Bonus($)      Compensation ($)       Options(#)(3)      Compensation
------------------               ----      ---------       --------      ----------------       -------------      ------------

Joel Dupre(1)                    1999      $133,000          None             None                150,000              None
  Chairman of the                1998       223,323          None             None                125,000              None
  Board and former Chief         1997       240,000          None             None                 80,000              None
  Executive Officer

Paul H. Riss(2)                  1999      $121,492          None             None                150,000              None
  Chief Executive Officer,       1998       120,833          None             None                 50,000              None
  Chief Financial Officer        1997       125,000          None             None                 20,000              None
  And Treasurer

-----------------

(1) On August 11, 1999, Mr. Dupre resigned as the Chief Executive Officer of the Company.

(3) Mr. Riss has been Chief Financial Officer and Treasurer of the Company since November 1996 and was appointed Chief Executive Officer of the Company in August 1999.

(4)  Options have been adjusted to reflect a two-for-one stock split in May
     1997.


Stock Option Grants

         The following table sets forth individual grants of stock options and stock appreciation rights ("SARs") made by the Company during fiscal 1999 to each of the Named Executives.

                                          Option/SAR Grants In Last Fiscal Year


                                                                                                 Potential Realizable
                          Number of       Percent of Total                                     Value at Assumed Annual
                         Securities          Options/SARs                                        Rates of Stock Price
                         Underlying           Granted to     Exercise or                        Appreciation For Option
                        Options/SARs        Employees in     Base Price       Expiration                Term(3)
       Name              Granted(1)        Fiscal Year(2)     ($/Share)         Date            5% ($)           10% ($)
       ----              ----------        --------------     ---------         ----            ------           -------
Joel Dupre ......        150,000(4)             13.4%      $    1.485          9/10/04       $ 36,000          $103,000
Paul H. Riss ....        150,000(5)             13.4            1.350          9/10/04         56,000           124,000

------------------
(1)  No SARs were granted by the Company in fiscal 1999.

(2) In fiscal 1999, the Company granted to employees options to purchase an aggregate of 1,121,500 shares.

(3) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of the Company's Common Stock.

(4)  Options became excisable immediately.

(5) Options become exercisable on a quarterly basis only if the Company exceeds certain revenue targets.


Stock Option Exercises

The following table contains information relating to the exercise of the Company's stock options by the Named Executives in fiscal 1999, as well as the number and value of their unexercised options as of November 30, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                      Number of Securities            Value of Unexercised In-the-
                             Shares                            Underlying Unexercised Options               Money Options at
                          Acquired on          Value               at Fiscal Year-End(#)(1)              Fiscal Year-End ($)(2)
Name                      Exercise (#)       Realized($)        Exercisable      Unexercisable       Exercisable      Unexercisable
----                      ------------       -----------        -----------      -------------       -----------      -------------
Joel Dupre                     --                --                310,000               --           $184,000              --

Paul H. Riss                   --                --                179,500          125,000           $100,000           $109,000

-----------------
(1) The sum of the numbers under the Exercisable and Unexercisable column of this heading represents each Named Executive's total outstanding options to purchase shares of Common Stock.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of the heading represent the number of exercisable and unexercisable Company options, respectively, which were "In-the-Money" on November 30, 1999, multiplied by the difference between the closing price of the Common Stock on November 30, 1999, which was $2.219 per share, and the exercise price of the Company options. For purposes of these calculations, In-the-Money options are those with an exercise price below $2.219 per share.

Repricing of Options

               In March 1999, the Board of Directors approved the grant of all remaining available employee stock options under the Company's 1995 Stock Option Plan. In July 1999, the Company's Chairman, Joel Dupre, forfeited stock options to purchase 125,000 shares of Common Stock that had been granted on January 29, 1998 and were exercisable at $3.13 per share, so that the Board of Directors could grant options to other employees. In recognition of this forfeiture, on September 10, 1999, the Board of Directors granted Mr. Dupre stock options to purchase 150,000 shares of Common Stock, subject to shareholders' approval of such grant, at a price of $1.49 per share, which represented an amount that was 10% higher than the market price at the time of the grant. The newly granted options are considered "replacement options" and are therefore included on the following table of repricing of options of executive officers.

               The Board of Directors also considered and approved a proposal to reprice certain stock options of employees of the Company's former luggage division, in recognition of the effort they gave to the Company over many years of service, and after they were no longer employed by the Company due to the sale of the division they were working for. In total stock options to purchase 67,000 shares of Common Stock were repriced to $1.00 per share. The market price of the stock at the time of the repricing was $1.31 per share.

               The following table summarizes all repricings of options held of record by the Named Executives during the last ten fiscal years.

                                                                                                                       Length
                                                                                                                      Original
                                                       Number of          Market                                    Option Term
                                                       Securities         Price          Exercise                   Remaining at
                                                       Underlying      of Stock at       Price at                     Date of
                                                        Options          Time of          Time of           New     Repricing or
                                                      Repriced or      Repricing or    Repricing or      Exercise    Amendment
               Name                        Date         Amended        Amendment($)    Amendment($)      Price($)     (Years)
               ----                        ----         -------        ------------    ------------      --------     -------
Joel Dupre.......................         9/10/99        125,000        $1.35            $3.13          $1.49         3.39

Board of Directors Compensation

               The Company does not currently compensate directors for service on the Board of Directors.

Employee Retirement Plan

               In June 1995, the Board of Directors of the Company determined to discontinue benefit accruals under the Company's tax qualified Employee Retirement Plan (the "Retirement Plan"). Pursuant to action taken by the Board of Directors at such time, benefits ceased to accrue for all active participants under the Retirement Plan on June 30, 1995. The Retirement Plan is administered by the Board of Directors.

               Each of the Company's United States-based employees was eligible to participate in the Retirement Plan. However, effective as of July 1, 1995 and in connection with the Board's action, the Retirement Plan was amended to provide that no additional eligible employees may participate in the Retirement Plan and accrue benefits thereunder. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classification.

                         Projected Benefit at Retirement
                         -------------------------------

                                        Years of Service
-----------------------------------------------------------------------------
                        15          20          25          30           35
-----------------------------------------------------------------------------
      Salary(1)
------------
$     20,000        $ 3,750     $ 5,000     $ 6,250     $  7,500     $  8,750
      25,000          4,625       6,250       7,313        9,375       10,938
      30,000          5,625       7,500       9,375       11,250       13,125
      35,000          6,563       8,750      10,938       13,125       15,313
      40,000          7,500      10,000      12,500       15,000       17,500
      50,000          9,980      12,604      15,625       18,750       21,875
      75,000         17,105      22,104      26,948       31,986       37,249
     100,000         24,730      31,604      38,873       46,236       53,874
     125,000         31,355      41,104      50,698       60,406       70,499
     150,000(2)      38,480      50,004      62,573       74,736       87,124
     175,000         45,605      60,104      74,448       88,986      103,749
     200,000         52,730      69,604      86,323      103,236      120,374(3)

-----------------

(1) The annual benefits shown in the Table are integrated with Social Security benefits and there are no other offsets to benefits.

(2) In general, Section 401(a)(17) of the Internal Revenue Code provides that for 1994, compensation used for computing benefits under a tax-qualified employee pension plan cannot exceed $150,000 (as adjusted).

(3) Under current law, the maximum annual benefit payable under the Retirement Plan cannot exceed $120,000 (as adjusted).


               The Retirement Plan is funded by the Company on an actuarial basis, and the Company contributes annually the minimum amount required to cover the normal cost for current service and to fund supplemental costs, if any, from the date each supplemental cost was incurred. Contributions were intended to provide for benefits attributed to service to date, and also for those expected to vest in the future. Based on the assumptions used in the actuarial valuation, the Retirement Plan is fully funded.

               The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: Joel Dupre (12 years) and Paul H. Riss (none). The frozen accrued monthly benefit for Mr. Dupre is $1,678. $150,000 of Mr. Dupre's compensation shown in the Summary Compensation Table was used to compute his projected benefit under the Retirement Plan.

               Benefits are computed on the basis of a straight-life annuity. Benefits under the Retirement Plan are integrated with Social Security benefits.

               The Retirement Plan will continue to comply with the applicable sections of the Internal Revenue Code, the Employee Retirement Income Security Act, and applicable Internal Revenue Services rules and regulations. In accordance with the terms of the Retirement Plan, distributions will continue to be made to retired and terminated employees who are participants in the Retirement Plan.

Comparison of Five-Year Cumulative Total Return

               During the period December 1994 to November 30, 1999, the Company's business activities primarily fell within the standard industrial classification code 513 (apparel, piece goods and notions). Following the disposition by the Company of substantially all of its luggage division in August 1999, the Company's business activities primarily fall within the standard industrial classification code 4813 (telephone communications).

               The graph set forth below compares the cumulative total shareholder return on the Common Stock for the period commencing December 1, 1994 and ending November 30, 1999 against the cumulative total return on the NASDAQ Stock Market Index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company during such period (513) and whose stock has been publicly traded for at least five years. This graph assumes a $100 investment in the Common Stock and in each index on December 1, 1994 and that all dividends paid by companies included in each index were reinvested.


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]


COMPARISON OF CUMULATIVE TOTAL RETURN ON ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                                 ----------------------------------FISCAL YEAR ENDING--------------------------------
COMPANY/INDEX/MARKET             11/30/1994     11/30/1995     11/29/1996     11/28/1997    11/30/1999     11/30/1989
eLEC COMMUNICATIONS CORP             100.00          72.00         116.00         208.00         62.00         144.00
Apparel, Piece Goods, Notions        100.00         156.83         174.74         127.50        144.21         132.13
NASDAQ Market Index                  100.00         126.79         157.31         195.40        241.54         395.59

Report on Executive Compensation

               The Board of Directors determines the compensation of the Chief Executive Officer and sets policies for and reviews with the Chief Executive Officer the compensation awarded to the other principal executives. The compensation policies utilized by the Board of Directors are intended to enable the Company to attract, retain and motivate executive officers to meet Company goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. During the fiscal year ended November 30, 1999, the Company's executive officers consisted of Joel Dupre, Paul H. Riss, Eric Smith and Richard Pyles. Messrs. Dupre, Smith and Pyles left the employ of the Company in connection with the sale in August 1999 of substantially all of the assets of the Company's luggage division.

               Salaries.  Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry. The Company believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive.

               Stock Incentives. Stock incentives may be granted under the 1995 Stock Option Plan, as amended, by the Board of Directors or the Compensation Committee, in their sole discretion, to officers and employees of the Company to reward outstanding performance during the prior fiscal year and as an incentive to continued outstanding performance in future years. In evaluating the performance of officers and employees other than the Chief Executive Officer, the Compensation Committee consults with the Chief Executive Officer and others in management, as applicable. In an effort to attract and retain highly qualified officers and employees, stock incentives may also be granted by the Compensation Committee, at its sole discretion, to newly-hired officers and employees as an inducement to accept employment with the Company.

               Compensation of Chief Executive Officer. Paul H. Riss, the Chief Executive Officer of the Company, assumed the duties of Chief Executive Officer, in addition to his duties as Chief Financial Officer and Treasurer, in September 1999 following the sale by the Company in August 1999 of substantially all of the assets of the Company's luggage division. Mr. Riss' compensation for fiscal 1999 was largely based upon the terms of his employment agreement, which expired in November 1999. In connection with the assumption by Mr. Riss of the additional duties and responsibilities of Chief Executive Officer, in September 1999, the Board of Directors increased the base salary of Mr. Riss from $125,000 to $150,000 per annum.

               In an effort to incent Mr. Riss to grow the telecommunications business of the Company and to further align the compensation of Mr. Riss with the interests of stockholders, in September 1999, the Board of Directors granted incentive stock options to Mr. Riss that will vest only upon the Company's achievement of certain revenue goals for its telecommunications and internet division.

Board  of  Directors  Interlocks  and  Insider   Participation  in  Compensation
Decisions

               The following former and present members of the Board of Directors were officers of the Company or a subsidiary of the Company during the fiscal year ended November 30, 1999: Joel Dupre, Eric Smith, Eric M. Hellige and Paul H. Riss. Such members participated in deliberations of the Company's Board of Directors concerning executive officer compensation during the fiscal year ended November 30, 1999.

Certain Relationships and Related Transactions

               In December 1998 and February 1999, Joel Dupre, a director of the Company, lent the Company $110,000 and $225,000, respectively. Such loans were for a term of two years, bore interest at the rate of 8% per annum and were convertible into shares of Common Stock. In September 1999, Mr. Dupre assumed corporate debt of approximately $153,000, and converted $204,000 of the outstanding principal and accrued interest on such loans into 272,000 shares of Common Stock. The outstanding balance owed to Mr. Dupre by the Company at March 15, 2000 was $20,000.

               Paul H. Riss, a director, the Chief Executive Officer and Chief Financial Officer of the Company, is a member of the Board of Directors of Access One Communications Corp. ("Access One"), an affiliate of the Company. Mr. Riss owns options to purchase 100,000 shares of common stock of Access One. The Company's Chairman, Joel Dupre, owns 306,000 shares of common stock of Access One, or approximately 2.42% of the outstanding shares, and owns options to purchase an additional 150,000 shares. Mr. Riss is also a member of the Board of Directors of RiderPoint, Inc., an affiliate of the Company. Mr. Riss owns options to purchase 100,000 shares of common stock of RiderPoint.

               Eric M. Hellige, a director of the Company, is a member of Pryor Cashman Sherman & Flynn LLP, counsel to the Company ("Pryor Cashman"). Fees paid by the Company to Pryor Cashman for legal services rendered during the fiscal year ended November 30, 1999 did not exceed 5% of such firm's or the Company's revenues. Mr. Hellige owns 25,000 shares of common stock of Access One, an affiliate of the Company.

               The Company believes that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

                     AMENDMENT TO THE 1995 STOCK OPTION PLAN
                                 (Proxy Item 2)


Proposed Amendment

               On March 3, 2000, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company's 1995 Stock Option Plan, as amended (the "Option Plan") to increase the number of shares of Common Stock that may be issued thereunder from 2,400,000 shares to 3,400,000 shares. At March 15, 2000, options with respect to an aggregate of 1,476,000 shares of Common Stock were outstanding and approximately 245,000 shares were available for grant under the Option Plan.

The Option Plan

               The purpose of the Option Plan, which was adopted in June 1995, is to enable the Company to compete successfully in attracting, motivating and retaining directors and key employees with outstanding abilities by making it possible for them to purchase shares of Common Stock on terms that will give them a more direct and continuing interest in the future success of the Company's business. The Option Plan is intended to provide a method whereby directors and key employees and others who are making and are expected to continue to make substantial contributions to the successful growth and development of the Company may be offered additional incentives thereby advancing the interests of the Company and its shareholders. The Board believes that the Option Plan increases the Company's flexibility in furthering such purposes.

Terms of the Option Plan

               The Option Plan provides for the grant of incentive stock options ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, tandem stock appreciation rights and stock appreciation rights exercisable in conjunction with stock options. The purchase price of shares of Common Stock covered by an ISO must be at least 100% of the fair market value of such shares of Common Stock on the date the option is granted and, for all options is payable in either cash or shares of Common Stock, or any combination thereof. No ISO will be granted to any employee who immediately after the grant would own more than 10% of the total combined voting power or value of all classes of capital stock of the Company, or any subsidiary of the Company, unless the option price is at least 110% of the fair market value of the shares of Common Stock subject to the option, and the option on the date of grant shall expire not later than five years from the date the option is granted. In addition, the aggregate fair market value of the shares of Common Stock, determined at the date of grant, with respect to which ISOs are exercisable for the first time by an optionee during any calendar year, shall not exceed $100,000. No ISO may be granted under the Option Plan to any director who is not an employee of the Company and no option or stock appreciation right may be granted under the Option Plan after July 1, 2005.

Administration of the Option Plan

               The Option Plan is administered by the Board of Directors of the Company. The Board will have full authority, in its sole discretion, to interpret the Option Plan, to establish from time to time regulations for the administration of the Option Plan and to determine the directors and key employees to whom options will be granted and the terms of the options. The term

"employees," as defined under the Option Plan, encompasses employees, including officers, regularly employed on a salary basis by the Company or any subsidiary of the Company. The Board may delegate all or part of its authority to administer the Option Plan to a committee appointed by the Board and consisting of not less than two members thereof. No director may serve as a member of such committee unless such director is a "disinterested person" within the meaning of Rule 16(b)(3) ("Rule 16(b)(3)") under the Securities Exchange Act of 1934, as amended (the "1934 Act").

Exercise of Options and Rights

               Under the Option Plan, an option or stock appreciation right may be exercised in such installments as are specified in the terms of its grant, but not sooner than one year from the date of its grant, unless otherwise provided at the time of its grant. Each option or stock appreciation right shall expire ten years after the date granted (or five years in the case of an ISO granted to any person who owns more than 10% of the Company's voting stock).

               Tandem stock appreciation rights and stock appreciation rights granted in conjunction with options may be exercised only to the extent, during the period and on the conditions that their related options are exercisable and may not be exercised after the expiration or termination of their related options.

               Options and stock appreciation rights are not transferable by the option holder otherwise than by will or the laws of descent and distribution and are exercisable during the option holder's lifetime only by such person.

               If an option holder ceases to be continuously employed by the Company or any of its subsidiaries for any reason other than death or for cause, such holder may exercise the option and/or any stock appreciation rights at any time within three months after such termination (provided it shall not have first expired by its own terms), but only to the extent that such holder was entitled to do so at the date employment terminated. If an option holder dies while employed by the Company or within a period of three months after termination of employment for any reason other than cause, the option and/or any stock appreciation right may be exercised at any time within one year after the date of such death (provided it shall not have first expired by its own terms), but only to the extent the decedent was entitled to do so at the date of death. If an option holder's employment is terminated for cause as determined by the Board, the option and/or any stock appreciation right terminates concurrently with the termination of such employment.

Amendment of the Option Plan

               The Board of Directors may alter, amend or terminate the Option Plan at any time with respect to shares of Common Stock not subject at such time to options or stock appreciation rights, but such amendments shall not adversely affect the rights of any person under any option or stock appreciation right theretofore granted without such person's consent. The Board may not, without the approval of the shareholders of the Company, increase the aggregate number of shares of Common Stock to be issued pursuant to options or stock appreciation rights granted (except as permitted by section 3 of the Option Plan); decrease the minimum option price; increase the maximum amount a holder of a stock appreciation right may receive upon its exercise; extend the option period with respect to any option or stock appreciation right; permit the granting of options or stock appreciation rights to anyone other than as provided in the Option Plan; or provide for the administration of the Option Plan by the Board or a committee appointed by the Board unless such administration meets the requirements for exemption provided by Rule 16b-3.

Federal Income Tax Consequences

               The Company has been advised that ISOs, non-qualified stock options and stock appreciation rights granted under the Option Plan are subject to the following Federal income tax treatment:

               Incentive Stock Options. An employee will recognize no taxable income and no deduction is available to the Company upon either the grant or exercise of an ISO.

               In general, if Common Stock acquired upon the exercise of an ISO is subsequently sold, the realized gain or loss, if any, will be measured by the difference between the exercise price of the option and the amount realized on the sale. Any such gain or loss on the sale will generally be treated as long-term capital gain or loss if the holding period requirements have been satisfied. The holding period requirements will be satisfied if the shares are not sold within two years of the date of grant of the option pursuant to which such shares were transferred or within the one-year period beginning on the day of the transfer of such shares pursuant to the exercise of the option.

               If Common Stock acquired upon the exercise of an ISO is subsequently sold and the holding period requirements noted above are not satisfied (a "disqualifying disposition"), the employee will recognize ordinary income for the year in which the disqualifying disposition occurs in an amount equal to the excess of the fair market value of such Common Stock on the date the option was exercised (or, if lower, the amount realized on the sale) over the exercise price of the option. Any additional gain recognized on the sale will be a capital gain, and will be long-term or short-term depending upon whether the sale occurs more than one year after the date of exercise. The amount recognized by the employee as ordinary income will be treated as compensation and the Company will receive a corresponding deduction. The Company may be required to withhold additional taxes from the wages of the employee with respect to the amount of ordinary income taxable to the employee.

               The excess of the fair market value of the Common Stock acquired by exercise of an ISO (determined on the date of exercise) over the exercise price is in effect an item of tax preference which must be taken into account for purposes of calculating the "alternative minimum tax" of Section 55 of the Code. If a disqualifying disposition is made of such Common Stock, however, during the same year acquired, there will be no tax preference item for alternative minimum tax purposes.

               Non-qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options granted under the Option Plan do not result in any income to the optionee at the time of grant or any tax deduction to the Company at that time. Except as stated below with respect to officers, upon exercise of a non-qualified option, the excess of the fair market value of the Common Stock acquired (determined at the time of exercise) over its cost to the optionee (i) is taxable to the optionee as ordinary income and (ii) is deductible by the Company, subject to general rules relating to the reasonableness of compensation; and the optionee's tax basis for the shares is the fair market value at the time of exercise.

               Gain or loss recognized upon disposition of shares acquired pursuant to the exercise of a non-qualified option will generally be reportable as short or long-term gain or loss depending on the length of time the shares were held by the optionee as of the date of disposition.

               The exercise of a stock appreciation right by an employee results in taxable compensation to such employee in the amount of the cash received plus an amount equal to the fair market value (determined at the time of exercise) of any shares received.

               The Company believes that compensation received by participants on the exercise of nonqualified stock options or the disposition of shares acquired upon the exercise of ISOs will be considered performance-based compensation and thus not subject to the $1,000,000 limit of Section 162(m) of the Code.

Vote Required

               The proposed amendment to the Option Plan will become effective only upon approval by the holders of a majority of the outstanding shares of Common Stock.

               The Board of Directors recommends a vote FOR approval of the proposed amendment to the Option Plan.

              INCREASE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY
                                 (Proxy Item #3)

               The Company's Board of Directors has proposed an amendment to Article Fourth of the Company's Certificate of Incorporation. This amendment would increase the Company's authorized Common Stock from 20,000,000 shares to 50,000,000 shares. On March 15, 2000, 12,656,414 shares of the Company's Common Stock were outstanding and an aggregate of 3,400,000 shares of Common Stock were reserved for issuance under the Company's 1995 Stock Option Plan and the Company's 1996 Restricted Stock Award Plan. In addition, 1,443,889 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and contingent stock. Approval of the proposed increase would give the Company approximately 33,847,000 shares of Common Stock for future issuance.

               The Company also has 1,000,000 authorized shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 116 shares were outstanding at March 15, 2000. No increase in the authorized number of shares of Preferred Stock is requested.

               The Company has no specific plans for the issuance of additional shares of Common Stock. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue additional shares of Common Stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations. The additional shares of Common Stock might be used, for example, in connection with an expansion of the Company's business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings, or other benefit plan or in a stock split or dividend to shareholders. The Board does not intent to issue any shares except on terms that it considers to be in the best interests of the Company and its shareholders.

               The additional shares of Common stock for which authorization is sought would be a part of the existing class of Common Stock. If and when issued, these shares would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of Common Stock.

               The issuance of additional shares could reduce existing shareholders percentage ownership and voting power in the Company and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

               Although the proposed amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control to the Company or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Company, to repurchase such shares, or on the part of the purchaser, to put such shares to the Company.

               The amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's capital stock, to acquire control of the Company, since the issuance of the additional shares of Common Stock would dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. If so used, the effect of the additional authorized shares of Common Stock might be
(i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person or entity seeking to obtain control of the Company or (ii) to assist incumbent management in retaining its present position.

Text of Proposed Amendment
--------------------------

               The  first   paragraph  of  Article   Fourth  of  the   Company's
Certificate of Incorporation is proposed to be amended to read as follows:

               "Fourth: A. Authorized Shares. The total number of shares of all classes of stock which the Company shall have the authority to issue is Fifty-One Million (51,000,000), of which Fifty Million (50,000,000) shall be common stock, par value $.10 per share, and One Million (1,000,000) shall be preferred stock par value $.01 per share."

Vote Required for Approval

               For this amendment to be approved, a majority of the holders of all outstanding shares entitled to vote must vote for approval.

               The Company's Board of Directors recommends that the shareholders vote FOR adoption of the proposed amendment to the Company' Certificate of Incorporation.


                         INDEPENDENT PUBLIC ACCOUNTANTS

               Nussbaum Yates & Wolpow, P.C. ("Nussbaum"), served as the Company's independent public accountants for the fiscal year ended November 30, 1999. A representative of Nussbaum is expected to attend the Annual Meeting, and such representative will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from shareholders.

                              SHAREHOLDER PROPOSALS

               Proposals of shareholders intended for presentation at the 2000 Annual Meeting of Shareholders and intended to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received at the offices of the Company by February 2, 2001.

                                 OTHER BUSINESS

               Other than as described above, the Board of Directors knows of no matters to be presented at the Annual Meeting, but it is intended that the persons named in the proxy will vote your shares according to their best judgment if any matters not included in this Proxy Statement do properly come before the meeting or any adjournment thereof.

                                  ANNUAL REPORT

               The Company's Annual Report on Form 10-K for the year ended November 30, 1999, including financial statements, is being mailed herewith. If, for any reason you do not receive your copy of the Report, please contact Mr. Paul H. Riss, Chief Executive Officer, eLEC Communications Corp., 509 Westport Avenue, Norwalk, Connecticut 06851, and another will be sent to you.

                                             By Order of the Board of Directors,


                                             JOEL DUPRE,
                                             Chairman of the Board

Dated:         April 5, 2000
               Norwalk, Connecticut

                                 REVOCABLE PROXY
                            eLEC COMMUNICATIONS CORP.

   [ X ]              PLEASE MARK VOTES
                      AS IN THIS EXAMPLE

        The undersigned hereby appoint(s) Joel Dupre and Paul Riss, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of eLEC Communications Corp. to be held at the offices of Essex Communications, Inc., at 48 South Service Road, Third Floor, Melville, New York 11747 on Wednesday, May 24, 2000 at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

        The Board of Directors recommends a vote "FOR" the proposals set forth below.

PROPOSAL 1:

The Election of Directors:


Joel Dupre, Eric M. Hellige, Paul H. Riss and Anthony M. Scalice


                                   With-         For All
                    For            hold          Except
                    [  ]           [  ]          [  ]


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------


                    For         Against         Abstain
                    [  ]          [  ]            [  ]

 PROPOSAL 2: Proposal to increase the number of shares authorized for issuance under the Company's 1995 Stock Option Plan from 2,400,000 to 3,400,000.


                    For         Against         Abstain
                    [  ]          [  ]            [  ]

PROPOSAL 2: Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000.

        In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

        This proxy when properly executed will be voted in the manner described herein by the undersigned shareholder. If no direction is made, this proxy will be voted for each of the Proposals set forth herein. Any prior proxy is hereby revoked.

          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

   Detach above card, sign, date and mail in postage paid envelope provided.


                            eLEC COMMUNICATIONS CORP.

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY